Exhibit 10.20

AMBER ROAD, INC.
2012 Omnibus Incentive Compensation Plan
Employee Restricted Stock Units Award Agreement
This Restricted Stock Units Award Agreement (the "Award Agreement") dated as of [_______ ___, 2018] (the "Grant Date") by and between Amber Road, Inc. (the "Company") and ___________ ("Grantee") memorializes the grant of the number of Restricted Stock Units (the "Units") indicated below under the Company's 2012 Omnibus Incentive Compensation Plan.

Number of Units Granted:	____ Units
1.General. The Units are granted to the Grantee under the Company's 2012 Omnibus Incentive Compensation Plan, as amended and restated March 10, 2017 (the "Plan"). All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Award Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Award Agreement and mandatory provisions of the Plan, the provisions of the Plan govern. By execution of this Award Agreement, the Grantee agrees to be bound by all of the terms and provisions of the Plan, the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Committee made from time to time.
2. Account for Grantee. The Company shall maintain a bookkeeping account for the Grantee (the "Account") reflecting the number of Units then credited to the Grantee hereunder as a result of such grant of Units.
3. Nontransferability. The Grantee may not transfer Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a beneficiary or as otherwise permitted and subject to the conditions under Section 5.4 of the Plan.
4. Vesting and Forfeiture. The Units will vest (the "Vesting Date") on the earlier of (i) 25% on each of the first, second, third and fourth anniversary of the Grant Date, or (ii) upon a Change in Control of the Company as defined in the Change in Control Agreement between the Company and the Grantee, as amended, (the “Change in Control Agreement”) if the Grantee remains in continuous service until such Vesting Date. The Grantee shall forfeit interest in any Units that have not yet become vested, upon the Grantee's Separation from Service prior to the Vesting Date.
5. Adjustments. The number of Units credited to the Grantee's Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Grantee's rights with respect to the Units credited to his Account to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 4.2(a) of the Plan. Any such adjustment shall be made in accordance with Section 4.2(a) of the Plan.
6. Settlement. On or as soon as practicable after the earlier of (i) the Vesting Date, (ii) the effective date of the Grantee's Separation from Service, or (iii) the consummation of a Change in Control of the Company, the Company shall settle the Units granted herein by delivering one Share of the Company's Common Stock to the Grantee (or the Grantee's beneficiary if the Grantee has died) for each vested Unit credited to the Grantee's Account hereunder.
7. Miscellaneous.
(a) Binding Agreement; Written Amendments. This Award Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Award Agreement constitutes the entire agreement between the parties with respect to the Units, and supersedes any prior agreements, documents, understandings or discussions with respect to the Units. No amendment or alteration of this Award Agreement that may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Award Agreement, which may materially impair the rights of the Grantee with respect to the Units shall be valid unless expressed in a written instrument executed by the Grantee.
(b) No Promise of Service. The Units granted hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue as an employee, consultant or director of the Company or any Subsidiary for any period of time, or at any particular rate of compensation.
(c) Governing Law. The validity, construction, and effect of this Award Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable United States federal law.
(d) Unfunded Obligations. The grant of the Units and any provision for distribution of Shares in settlement of the Grantee's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in the Grantee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for the Grantee. With respect to the Grantee's entitlement to any distribution hereunder, the Grantee shall be a general creditor of the Company.
(e) Tax Withholding. The Company will withhold from any Shares deliverable upon settlement of the Units, such number of whole Shares having a Fair Market Value equal to or less than the maximum amount of income and employment taxes, if any, that the Company or any Subsidiary is required to withhold with respect to the Units, unless the Grantee and the Company (or its Subsidiary) makes alternative arrangements to satisfy applicable tax withholding obligations in accordance with Section 17.1(a) of the Plan.
(f) Shareholder Rights. The Grantee and any beneficiary shall not have any rights with respect to Shares (including voting rights) covered by this Award Agreement prior to the settlement and distribution of the Shares as specified herein.
IN WITNESS WHEREOF, AMBER ROAD, INC. has caused this Award Agreement to be executed by the undersigned duly authorized officer.
AMBER ROAD, INC.

By:
Name:
Title: